UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

August 8, 2011

Date of Report (Date of earliest event reported)

CAPITAL ONE FINANCIAL

CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-1330	54-1719854
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1680 Capital One Drive, McLean, Virginia		22102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 720-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On August 10, 2011, Capital One Financial Corporation, a Delaware corporation (the “Company” or “we”), entered into a Purchase and Assumption Agreement (the “Purchase Agreement”) with HSBC Finance Corporation, HSBC USA Inc. and HSBC Technology and Services (USA) Inc. (collectively, “Sellers”). Pursuant to the Purchase Agreement, the Company will acquire assets and assume liabilities of Sellers’ credit card and private label credit card business in the United States (other than the HSBC Bank USA, National Association consumer credit card program and certain other retained assets and liabilities) (the “Business”) at a purchase price (the “Purchase Price”) equal to (i) the par value of all acquired receivables, plus (ii) an 8.75% premium, plus (iii) the appraised value of acquired real property, plus (iv) the net book value of other acquired assets and minus (v) the net book value of all assumed liabilities, subject to certain adjustments described in the Purchase Agreement (the “Transaction”). The Purchase Price will be paid in cash, subject to the Company’s option, subject to certain conditions, to pay up to $750 million of the Purchase Price in the form of Company common stock (valued at $39.23 per share). The Company and Sellers will also use their respective reasonable best efforts to negotiate and enter into an agent bank agreement for a term of three years with respect to the HSBC Bank USA, National Association consumer credit card program, pursuant to which the Company will either purchase existing receivables, and fund future receivables, related to that program or enter into an outsourced servicing relationship.

Consummation of the Transaction is subject to certain customary closing conditions, including (i) the receipt of required regulatory approvals without the imposition of a materially burdensome regulatory condition as described in the Purchase Agreement, (ii) the accuracy of the representations and warranties of each party, subject to certain materiality thresholds, (iii) material compliance by each party with their obligations under the Purchase Agreement, (iv) the absence of any injunction prohibiting completion of the Transaction and (v) the execution of certain ancillary agreements. The transfer of certain partnerships in the Business will require the consent of the applicable partners. To the extent that the Company does not obtain the consent of any such partner, that partner’s relationship and related card balances will be excluded from the Transaction. The payment of the premium by the Company is not dependent on partner consents.

Sellers and the Company have each made customary representations, warranties and covenants in the Purchase Agreement, including, among others, (i) covenants with respect to the conduct by Sellers of the Business during the interim period between the execution of the Purchase Agreement and the completion of the Transaction (the “Closing”) and certain actions Sellers agree not to take during such interim period, (ii) limitations for 18 months following the Closing on the solicitation of certain of the other parties’ employees, subject to customary exceptions, (iii) subject to certain customary exceptions, limitations for two years following the Closing on Sellers or their affiliates carrying on businesses in the United States engaged in by the Business as of August 10, 2011 or, for two years following the Closing (or in the case of certain counterparties, for the longer of two years following the Closing and the one year anniversary of the expiration of the current term of the applicable agreement with the counterparty), entering into competing arrangements with counterparties to the private label and co-branded partnerships transferred to the Company in the Transaction, and (iv) customary representations and warranties for Sellers and the Company for transactions of this type, including certain representations and warranties of Sellers and the Company applicable only if the stock consideration is issued that are customary for transactions of this type involving stock consideration. In the event that any Company common stock is issued to Sellers as partial consideration in the Transaction, Sellers will receive customary resale registration rights.

The representations, warranties and covenants set forth in the Purchase Agreement have been made only for the purposes of the Purchase Agreement and were solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, as well as by information contained in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings made by the Company with the U.S. Securities and Exchange Commission (the “SEC”), and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Purchase Agreement and not to provide investors with any other factual information regarding the parties or their respective businesses. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company.

The Purchase Agreement provides certain customary termination rights for both Sellers and the Company. The Purchase Agreement also contains customary indemnification rights for transactions of this type of each of Sellers and the Company, including with respect to breaches of representations, warranties or covenants and certain other specified matters. Certain of the indemnification obligations of each party are subject to deductible amounts and caps.

A copy of the Purchase Agreement is attached as Exhibit 2.1 hereto and is incorporated herein by reference. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement.

Item 8.01	Other Events.

We previously announced that on June 16, 2011, we had entered into an agreement to acquire substantially all of the ING Direct business in the United States (“ING Direct”). Under purchase accounting rules, the ING Direct assets and liabilities will be recorded at fair value as of the closing date. The fair value of those assets and liabilities is highly subject to interest rates as of the closing date. Generally, the lower the interest rates, assuming all other factors remain unchanged, the higher the fair value of the ING Direct net assets and liabilities. Conversely, as interest rates increase, the fair value of the net assets and liabilities decreases. The actual fair value of the ING Direct assets and liabilities on the closing date will affect the amount of regulatory capital of the Company following the close of the ING Direct acquisition. The higher the fair value of the net assets and liabilities, the lower the amount of incremental capital needed to achieve a given regulatory capital ratio.

Since the date we entered into the agreement to acquire ING Direct, interest rates have declined substantially, and our current estimate of the fair value of the ING Direct net assets and liabilities has increased correspondingly. In order to capture some of the anticipated benefits to regulatory capital on the closing date attributable to this decline in interest rates, on August 8 and 9, 2011, we entered into various pay-fixed/receive-floating interest rate swap transactions (the “Swap Transactions”) with a total notional principal amount of approximately $23.8 billion. These Swap Transactions are designed to mitigate the effect of a rise in interest rates on the fair values of a significant portion of the ING Direct assets and liabilities during the period from when we entered into the Swap Transactions to the anticipated closing date of the ING Direct acquisition in late 2011 or early 2012.

The Swap Transactions will not be included in an accounting hedge under U.S. GAAP and as such will be marked to market through the Company’s income statement until the Swap Transactions expire or are terminated. As a result, the Company’s quarterly financial results could experience earnings volatility as interest rates fluctuate. As an example, the Company estimates that, if interest rates decrease by 50 basis points across the yield curve from their levels at the times the Swap Transactions were executed, we would recognize a total reduction in other non-interest income of approximately $400 million attributable to the Swap Transactions. As noted above, assuming all other factors remain unchanged, we would also expect such a decline in interest rates to result in an increase in the fair value of the ING Direct net assets and liabilities. Conversely, if interest rates increase across the yield curve from their levels at the times we entered into the Swap Transactions, we would recognize an increase in other non-interest income.

The Swap Transactions represent some of the balance sheet management actions that the Company intends to take related to the pending acquisition of ING Direct that the Company referenced in its August 10, 2011 press release regarding the pending acquisition of the HSBC domestic credit card business. The Swap Transactions are designed to mitigate some of the effect of interest rates on the fair value of the ING Direct assets and liabilities in the event of a rise in interest rates between the times we entered into the Swap Transactions and the closing date. Other factors, such as changes in applicable spreads, interest rate volatility, convexity and the balance sheet or underlying business of ING Direct, could also impact the fair value of the ING Direct assets and liabilities recognized in purchase accounting as of the closing date. The Company will continue to evaluate market opportunities and intends to take additional balance sheet management actions, including, for example, selling investment securities or entering into additional arrangements similar to the Swap Transactions.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

2.1	Purchase and Assumption Agreement, dated as of August 10, 2011, by and among HSBC Finance Corporation, HSBC USA Inc., HSBC Technology and Services (USA) Inc. and Capital One Financial Corporation.

Forward-looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act giving the Company’s expectations or predictions of future financial or business performance or conditions. Such forward-looking statements include, but are not limited to, statements about the projected impact and benefits of the Swap Transactions, the projected impact and benefits of the acquisition by the Company of ING Direct or the Transaction (together, the “Acquisitions”), including future financial and operating results, the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made, and the Company assumes no duty to update forward-looking statements.

In addition to factors previously disclosed in the Company’s filings with the SEC and those identified elsewhere in this presentation, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the possibility that regulatory and other approvals and conditions to either of the Acquisitions are not received or satisfied on a timely basis or at all; increases or decreases in interest rates; changes in interest rate volatility; changes in convexity; changes in applicable spreads; changes to the balance sheet or underlying business of ING Direct; financial, legal, regulatory, tax or accounting changes or actions; the possibility that modifications to the terms of either of the Acquisitions may be required in order to obtain or satisfy such approvals or conditions; changes in the anticipated timing for closing either of the Acquisitions; changes in asset quality and credit risk as a result of either of the Acquisitions; and other risk factors listed from time to time in the Company’s SEC filings.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL ONE FINANCIAL CORPORATION

Dated: August 12, 2011	By:	/s/ John G. Finneran, Jr.
John G. Finneran, Jr.
General Counsel and Corporate Secretary